Exhibit F-1

                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Great Plains Energy Incorporated for the year ended December 31, 2001 filed pursuant to the Public Utility Holding Company Act of 1935 of our report dated February 5, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2001 relating to its financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31 2001 and of our report dated February 5, 2002 included in the Annual Report on Form 10-K (as amended) of Kansas City Power & Light Company for the year ended December 31, 2001 relating to its financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001.




					/s/PricewaterhouseCoopers LLP
				 	   PricewaterhouseCoopers LLP


Kansas City, Missouri
April 29, 2002